Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”), dated as of January 2, 2025, by and between Blackstone Infrastructure Strategies L.P., a Delaware limited partnership (the “Partnership”), and Blackstone Infrastructure Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Partnership desires that the Investment Manager originate and recommend investment opportunities to the Partnership, monitor and evaluate Investments and perform administrative services for the Partnership as requested by the General Partner, and the Investment Manager desires to render such services to the Partnership in consideration of a management fee and other compensation as hereinafter specified; and

WHEREAS, the engagement of the Investment Manager by the Partnership is authorized by the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended and/or restated from time to time, the “Partnership Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in Article I of the Partnership Agreement.

“Administration Fee” shall have the meaning specified in Section 3(g) hereof.

“Initial Fund Expenses Support” shall have the meaning specified in Section 5 hereof.

“Management Fee” shall have the meaning specified in Section 3(a) hereof.

“NAV” shall have the meaning specified in Section 3(b) hereof.

“Organizational and Offering Expenses” shall have the meaning specified in Section 4 hereof.

“Other Fees” shall have the meaning specified in Section 3(c) hereof.

“Reduction Amount” shall have the meaning specified in Section 3(c) hereof.

“Secondary Investments” shall mean secondary market purchases of existing investments in established investment funds but excluding any investments in collateralized loan obligations products and other securitization vehicles.

2. Provision of Services by the Investment Manager. (a) The Investment Manager shall originate and recommend to the Partnership investment opportunities consistent with the purposes of the Partnership, monitor and evaluate Investments and provide such other services related thereto as the Partnership may reasonably request.

(b) The Investment Manager shall (directly or through an Affiliate) maintain a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreement. Services to be rendered by the Investment Manager in connection with the Partnership’s investment program shall include:

(i) analysis and investigation of potential Portfolio Entities, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including primary and secondary investments in funds;

(ii) analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

(iii) structuring of acquisitions of Investments, including through BXINFRA Aggregator (CYM) L.P. and other Intermediate Entities;

(iv) identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;

(v) supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;

(vi) monitoring the performance of Portfolio Entities and, where appropriate, providing advice to the management of the Portfolio Entities at the policy level during the life of an Investment;

(vii) arranging and coordinating the services of other professionals and consultants, including Blackstone; and

(viii) providing the Partnership with such other services as the General Partner may, from time to time, appoint the Investment Manager to be responsible for and perform.

(c) Notwithstanding the services provided by the Investment Manager, the Investment Manager shall not be authorized to manage the affairs of, act in the name of, or bind the Partnership. The management, policies and operations of the Partnership shall be the responsibility of the General Partner acting pursuant to and in accordance with the Partnership Agreement, and all decisions relating to Partnership matters, including, without limitation, the acquisition, management and disposition of Investments, shall be made by the General Partner acting pursuant to and in accordance with the Partnership Agreement.

(d) The General Partner, on behalf of the Partnership, shall appoint the Investment Manager to be responsible for and perform all functions as, in the General Partner’s reasonable discretion, constitute: (i) portfolio management and risk management functions in respect of the Partnership, and (ii) such other functions or responsibilities (if any) as the General Partner determines are appropriate to be carried out by the Investment Manager, in each case, in substitution for, and to the exclusion of, the General Partner. The General Partner will monitor the Investment Manager’s performance of such functions. For the avoidance of doubt, the Investment Manager shall be permitted to engage one or more Affiliates to serve as a sub-manager.

3. Management Fee, Other Fees and Administration Fee. (a) Pursuant to Section 6.2 of the Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity) shall pay to the Investment Manager a management fee with respect to each Limited Partner (the “Management Fee”), calculated in the manner set forth below.

(b) The Management Fee shall be calculated and paid monthly by BXINFRA (directly or indirectly through an Intermediate Entity) in arrears on the last Business Day of each calendar month and shall be equal to, for each calendar month commencing six calendar months after the Initial Closing Date, in the aggregate, an annualized rate of 1.25% of the net asset value (“NAV”) of BXINFRA. The Management Fee shall be payable by BXINFRA before giving effect to any accruals for the Management Fee, Servicing Fees, the Administration Fee, the Performance Participation Allocation, pending Aggregator Unit repurchases, any distributions and without taking into account accrued and unpaid taxes of any Intermediate Entity through which BXINFRA indirectly invests in an Investment (or any comparable entities of any Other Blackstone Accounts in which BXINFRA directly or indirectly participates) or taxes paid by any such entity during the applicable month. The Partnership, any Feeder Fund and/or Parallel Fund will each be obligated to pay (without duplication) its proportional share of the Management Fee based on its proportional interest in the Aggregator. The Investment Manager may elect to receive the Management Fee in cash, Units of the Partnership and/or any Parallel Fund and/or shares, units or interests (as applicable) of Intermediate Entities (which may, for the avoidance of doubt, be paid or allocated directly by an Intermediate Entity). If the Management Fee is paid in Units, such Units may be repurchased by the Partnership at NAV at the Investment Manager’s request and will be subject to the volume limitations in the Unit Repurchase Program but not the early repurchase deduction of the Unit Repurchase Program.

(c) Any fees (other than the Management Fee, the Servicing Fee and the Administration Fee) earned by the Investment Manager and/or its Affiliates from or with respect to BXINFRA’s investment activities and/or Portfolio Entities and from unconsummated transactions, including, without limitation, net break-up and topping fees, commitment fees, transaction fees, monitoring fees, directors’ fees, investment banking fees, construction, development and other property/asset management fees (including, for example, services relating to the preparation of monthly cash flow models and industry research reports and sourcing, diligence and underwriting and other similar services), mortgage servicing fees, consulting fees (including management consulting), syndication fees, capital markets syndication and advisory fees (including underwriting fees, and with respect to syndications or placements of debt and/or equity securities or instruments issued by Portfolio Entities or entities formed to invest therein), origination fees, servicing (including loan/mortgage/asset servicing) fees, healthcare consulting/brokerage fees, group purchasing fees and/or insurance (including title insurance), financial advisory fees, organization fees, financing fees, divestment fees and other similar fees, treasury and valuation services, energy procurement / brokerage fees, fees for ESG services, data management and services fees or payments, leasing/administrative fees, similar fees for arranging acquisitions and other financial restructurings, other similar operational and financial matters, (whether in cash or in-kind), other fees and annual retainers (whether in cash or in-kind) and any other fees as further described in the Memorandum as updated from time to time (collectively,

“Other Fees”) shall be paid directly to the Investment Manager or its Affiliates and BXINFRA recognizes and consents that the Investment Manager and its Affiliates may receive such Other Fees and the Management Fee shall not be affected thereby except as expressly set forth in the last sentence of this Section 3(c); provided, that such Other Fees and any Reduction Amount (defined below) shall generally be allocated among the Partnership, any Feeder Funds, Parallel Funds and/or Intermediate Entities, Other Blackstone Accounts, or other Persons pro rata as determined in the good faith discretion of the Investment Manager and its affiliates. However, the Management Fee paid by each Limited Partner (indirectly through the Partnership) (in addition to any Management Fee reduction pursuant to Section 4.1(a)(i) of the Partnership Agreement) shall be reduced (but not below zero) by an amount (the “Reduction Amount”) equal to 100% of the Partnership’s pro rata share of the net break-up, topping, commitment, transaction, monitoring, directors’, organization and divestment fees and management and performance fees borne by the Partnership through Secondary Investments in an Other Blackstone Account (excluding Secondary Investments in Other Blackstone Accounts that were made as part of a portfolio transaction) paid to the Investment Manager or its Affiliates in connection with the Partnership’s Investments.

(d) Such Other Fees shall be net of, to the extent not reimbursed or paid as provided herein, reasonable out-of-pocket expenses incurred by the Investment Manager or its Affiliates (and not otherwise reimbursed) in connection with the transaction out of which such fees arose. Subject to the foregoing, the Reduction Amounts in respect of fees received by the Investment Manager and its Affiliates in any month shall be based upon the aggregate of fees received by the Investment Manager and its Affiliates. The Reduction Amounts for each month shall be applied to reduce the Management Fee payable at the beginning of the immediately succeeding month (but not to an amount below zero).

(e) The Investment Manager and its Affiliates may receive fees of the type described in this Section 3 from companies other than BXINFRA’s Portfolio Entities and their Affiliates and those involved in BXINFRA’s unconsummated transactions, including in connection with a joint venture in which BXINFRA participates or otherwise with respect to assets or other interests retained by a seller or other commercial counterparty of BXINFRA and/or as otherwise described in the Memorandum. The Investment Manager and its Affiliates shall have no obligation to reduce the Management Fee in respect of such fees or share such fees in any way with BXINFRA or the Limited Partners.

(f) The Management Fee for each of (i) the first calendar month after the first six months following the Initial Closing Date and (ii) the last calendar month of BXINFRA shall each be prorated for the number of days in such period.

(g) Administration Fee. Pursuant to Section 6.2 of the Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity) shall pay to the Investment Manager an administration fee (the “Administration Fee”). The Administration Fee shall be payable in cash monthly in arrears on the last Business Day of each calendar month and shall be equal to, in the aggregate, an annualized rate of 0.10% of the NAV of BXINFRA. The Administration Fee shall be payable by BXINFRA before giving effect to any accruals for the Management Fee, the Servicing Fee, the Administration Fee, the Performance Participation Allocation, pending Aggregator Unit repurchases, any distributions and without taking into account accrued and unpaid taxes of an Intermediate Entity (including corporations) through which

BXINFRA indirectly invests in an Investment (or any comparable entities of any Other Blackstone Accounts in which BXINFRA directly or indirectly participates) or taxes paid by any such entity during the applicable month. The Partnership, any Feeder Fund and any Parallel Fund will each be obligated to pay (without duplication) its proportional share of the Administration Fee based on its proportional interest in the Aggregator. The Administration Fee will be separate from and additional to the Management Fee and any Fund Expenses (including administrative expenses incurred in connection with Investments and Portfolio Entities). From time to time, the Investment Manager may outsource certain administrative duties provided to BXINFRA with respect to the Administration Fee to third parties. The fees, costs and expenses of any such third-party service providers will be payable by the Investment Manager out of its Administration Fee.

4. Organizational and Offering Expenses. The Investment Manager hereby agrees to advance all of BXINFRA’s organizational and offering expenses on BXINFRA’s behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating placement agents or financial intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of each entity (including, as applicable, transfer agent, administrator and depository fees, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, entertainment and meals and including all similar organizational and offering expenses of any Feeder Funds, Parallel Funds and/or Intermediate Entities primarily organized to invest in BXINFRA to the extent not paid by such Feeder Funds, Parallel Funds and/or Intermediate Entities or their investors, but excluding subscription fees and Servicing Fees)) (collectively, “Organizational and Offering Expenses”) through the first anniversary of the Initial Closing Date. On the Initial Closing Date (i.e., the day on which BXINFRA first accepts third-party investors and begins investment operations), BXINFRA will be obligated to reimburse the Investment Manager for all such advanced Organizational and Offering Expenses ratably over the 60 months following the first anniversary of the Initial Closing Date. The Investment Manager will determine what Organizational and Offering Expenses are attributable to the Partnership or any Feeder Fund, Parallel Fund or Intermediate Entity, in its sole discretion.

5. Initial Fund Expenses Support. The Investment Manager may, in its discretion, advance all or a portion of the Fund Expenses to be borne by BXINFRA and the appropriately apportioned expenses relating to the Portfolio Entities, Feeder Funds, Parallel Funds and/or Intermediate Entities to the extent not paid by such Portfolio Entities, Feeder Funds, Parallel Funds and/or Intermediate Entities, in each case as determined pursuant to the terms of this Agreement and the Partnership Agreement (collectively, “Initial Fund Expenses Support”) through the first anniversary of the Initial Closing Date. BXINFRA will reimburse the Investment Manager for all such advanced expenses ratably over the 60 months following the first anniversary of the Initial Closing Date or on such earlier date as determined by the Investment Manager. The Investment Manager will determine the portion of Initial Fund Expenses Support that is attributable to the Partnership or any Portfolio Entity, Feeder Fund, Parallel Fund and/or Intermediate Entity in its sole discretion.

6. Exculpation and Indemnification. The parties hereto acknowledge that the Investment Manager and its officers, directors, members, partners, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of Section 4.3 of the Partnership Agreement.

7. Term. The term of this Agreement shall be the same as the term of the Partnership Agreement as set forth in Section 9.1 thereof. This Agreement shall be terminated upon the earliest to occur of (a) the decision of the Partnership in the sole discretion of the General Partner upon sixty (60) days’ notice to so terminate, (b) the bankruptcy of the Investment Manager, and (c) the termination of the Partnership.

8. Miscellaneous. (a) This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner; provided that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Limited Partners in the aggregate will require the prior approval of the Independent Directors.

(b) Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Limited Partner has received access instructions by electronic mail, when posted.

(c) This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

(d) This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.

(e) This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Investment Manager acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(f) Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Investment Manager shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes in the composition of the members constituting the limited liability company which is the Investment Manager so long as Blackstone and its Affiliates control such limited liability company; provided, further, that such limited liability company may be reconstituted from the limited liability company form to the limited partnership form, the general partnership form or to the corporate form or vice versa or any other form of entity so long as Blackstone and its Affiliates control such reconstituted entity.

(g) No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

BLACKSTONE INFRASTRUCTURE STRATEGIES L.P.

By: BLACKSTONE INFRASTRUCTURE STRATEGIES ASSOCIATES L.P., its general partner

By: BXISA L.L.C., its general partner

By:	/s/ Gregory Blank
Name: Gregory Blank
Title: Senior Managing Director

BLACKSTONE INFRASTRUCTURE ADVISORS L.L.C.

By:	/s/ Gregory Blank
Name: Gregory Blank
Title: Senior Managing Director

[Signature Page to Blackstone Infrastructure Strategies L.P. IMA]